EXHIBIT 11.1



                        Computation of Earnings Per Share
                                   (Unaudited)


                                                    Three Months Ended
                                          August 31, 1998     August 31, 1997
                                          ---------------     ---------------
BASIC
-----
Weighted average number of common
shares outstanding                           3,445,085            3,420,036
                                            ----------           ----------

Net income applicable to common shares      $   31,205           $   94,181
                                            ==========           ==========

Basic earnings per share                    $     0.01           $     0.03
                                            ==========           ==========

DILUTED
-------
Weighted average number of common
shares outstanding                           3,445,085            3,420,036

Weighted average incremental
shares from the assumed exercise
of stock options and warrants                  133,315              164,589
                                            ----------           ----------

                                             3,578,400            3,584,625
                                            ==========           ==========

Net income applicable to common shares
  and common equivalent shares              $   31,205           $   94,181
                                            ==========           ==========

Diluted earnings per share                  $     0.01           $     0.03
                                            ==========           ==========